EXHIBIT 99.B5-19
                                 EXHIBIT (D)(20)

                   FORM OF SUB-ADVISORY AGREEMENT ON BEHALF OF

                               WRL DREYFUS MID CAP
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                         SUB-ADVISORY AGREEMENT BETWEEN

                       WRL INVESTMENT MANAGEMENT, INC. AND

                             THE DREYFUS CORPORATION

Agreement dated May 1, 1999 by and between WRL Investment Management, Inc. a Florida corporation (the "Manager") whose principal office is located at 750 Carillon Parkway, St. Petersburg, Florida 33716, and Dreyfus Corporation, a corporation organized uner the laws of New York (the "Sub-Adviser") whose principal office is located at 200 Park Avenue, New York, NY 10166.

WHEREAS, the Manager has entered into an Investment Advisory Agreement dated as of the 1st day of January, 1997 ("Advisory Agreement") with the WRL Series Fund, Inc. (the "Company"), a Maryland corporation which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Company is authorized to issue shares of WRL Dreyfus Mid Cap ("Portfolio"), a separate series of the Company; and

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

WHEREAS, the Manager desires to retain the Sub-Adviser as sub-adviser to furnish certain investment advisory services to the Manager with respect to the Portfolio and the Sub-Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Manager and the Sub-Adviser agree as follows:

         1. APPOINTMENT AND EXPENSES OF THE SUB-ADVISER. The Manager hereby appoints the Sub-Adviser to serve as sub-adviser with respect to the assets of the Portfolio and to perform the services hereinafter set forth and the Sub-Adviser hereby accepts such appointment. The Sub-Adviser agrees, for the compensation herein provided, to assume all obligations herein provided and bear all its personnel and other expenses associated with the performance of its services hereunder. The Company shall be responsible for the Portfolio's administrative and other direct expenses, including, but not limited to: (a) fees pursuant to any plan of distribution that the Portfolio may adopt; (b) the Portfolio's brokerage and commission expenses, including all ordinary and reasonable transaction costs; (c) fees and expenses of pricing services used by the Company to determine the value of the Portfolio's holdings; (d) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Portfolio; (e) interest charges on any Portfolio borrowings,
(f) the Company's organizational and offering expenses, (g) the cost of the Company's
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personnel providing services to the Company; (h) fees and expenses of registering the Company's shares under the appropriate Federal securities laws and of qualifying the Company's shares under applicable state securities laws and pursuant to any foreign laws; (i) expenses of printing and distributing reports to the Company's shareholders, proxy materials, prospectuses and distribution of dividends; (j) costs of the Company's shareholders' meetings and proxy solicitation; (k) charges and expenses of the Company's custodian and registrar, transfer agent and dividend disbursing agent; (1) compensation of the Company's officers, directors and employees that are not "affiliated persons" or "interested persons" [as defined in Section 2(a) of the 1940 Act and the rules, regulations and releases relating thereto] of the Manager or Sub-Adviser; (m) the Company's legal and auditing expenses; (n) cost of certificates representing shares of the Portfolio; (o) the Company's costs of stationery and supplies; (p) the Company's insurance expenses; (q) the Company's association membership dues;
(r) travel expenses of officers and employees of the Sub-Adviser to the extent such expenses relate to the attendance of such persons at meetings at the request of the Board of Directors of the Company (EXCEPT that a representative of the Sub-Adviser will attend one Board meeting per year, at the Sub-Adviser's own expense); and (s) travel expenses for attendance at Board of Directors meetings by members of the Board of Directors of the Company who are not "interested persons" or "affiliated persons" of the Manager or Sub-Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or on behalf of the Company in any way or otherwise be deemed an agent of the Company.

         2. DUTIES OF THE SUB-ADVISER. The Sub-Adviser will deal in good faith and with due diligence and will use professional skill, care and judgment in the performance of its duties under this Agreement. In so doing, the Sub-Adviser shall formulate and implement a continuing program for the management of the assets of the Portfolio. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the assets of the Portfolio and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders on behalf of the Portfolio. The Manager shall be responsible for the administration of the investment activities of the Company and the Portfolio, including compliance with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, except for the investment management activities specifically delegated to the Sub-Adviser pursuant to this Agreement.

         3.  POWERS OF THE SUB-ADVISER.

         3.1 The Sub-Adviser's power to direct the investment and reinvestment of the assets of the Portfolio shall be exercised in accordance with applicable law, including Section B17(h) of the Internal Revenue Code and regulations promulgated thereunder, the Company's Articles of Incorporation, the Advisory Agreement, and the investment objectives, policies and restrictions set forth in the then-current Prospectus and Statement of Additional Information (collectively the "Prospectus") relating to the Portfolio contained in
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the Company's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended. The Company and/or the Manager may also place addititional limitations on the Sub-Adviser's investment decisions by written notice to the Sub-Adviser. The Manager agrees to provide promptly to the Sub-Adviser a copy of the documents mentioned above and all changes made to such documents. The Sub-Adviser shall not be bound by any changes to the Company's Articles of Incorporation or the Prospectus relating to the Portfolio until the Sub-Adviser has received actual written notice of any such change.

         3.2 While the Sub-Adviser will have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Portfolio, the Sub-Adviser will be subject to oversight by the Manager. Such oversight, however, shall not require prior approval of discretionary investment decisions made by the Sub-Adviser except as may be required by applicable law, the Portfolio's investment policies and restrictions and/or any limitations imposed on the Sub-Adviser by the Company and/or the Manager pursuant to the preceding paragraph. The Manager shall retain the right to instruct the Sub-Adviser to effect any transactions necessary to ensure compliance with the Portfolio's investment polices and restrictions as well as the requirements of Subchapter M of the Internal Revenue Code and the provisions of Section 817(h) of the Internal Revenue Code and the regulations promulgated thereunder.

         3.3 Further, and except as may be qualified elsewhere in this Agreement, the Sub-Advisers is hereby authorized, for and on behalf of the Company, with respect to the Portfolio, in its discretion to:

                      (a) exercise any conversion and/or subscription rights
              available in connection with any securities or other investments held in the Portfolio;

              (b) maintain all or part of the Portfolio's assets uninvested in short-term income-producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser;

              (c) instruct the Custodian, in accordance with the Custodian Agreement, to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Portfolio, and to pay cash for securities or other cash and/or securities instruments delivered to the Custodian and/or credited to the Portfolio upon acquisition of the same for the Portfolio;

              (d) determine how to vote all proxies received with respect to securities held in the Portfolio and direct the Custodian as to the voting of such proxies; and

              (e) generally, perform any other act necessary to enable the Sub-Adviser to carry out its obligations under this Agreement.
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              4. Selection of Broker-Dealers. The Sub-Adviser shall select the brokers and dealers through whom transactions on behalf of the Portfolio will be executed and the markets on or in which such transactions will be executed and shall place, in the name of the Portfolio or its nominee (or appropriate foreign equivalent), all such orders. In selecting brokers and dealers to execute such transactions, and in negotiating brokerage commissions, and in obtaining research, statistical and other information from brokers and dealers in connection with Portfolio transactions, the Sub-Adviser shall comply with the description of such process contained in the Advisory Agreement and the Registration Statement.

              4. 1 It is understood that certain other clients (including other funds, portfolios and accounts) of the Sub-Adviser may have investment objectives and policies similar to those of the Portfolio and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase (or sale) of a particular security by its other clients and the Portfolio during the same period of time. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate the securities or investments to be purchased or sold, as well as the expenses incurred in the transactions (including price) in a manner the Sub-Adviser considers equitable and consistent with its obligations to the Portfolio and the Sub-Adviser's other clients.

              4.2 The Sub-Adviser agrees that it will only enter into transactions that are covered by Section 10(f) or Section 17(e) of the 1940 Act if it has (i) complied with Rule 10f-3 or Rule 17e-1 thereunder, respectively, or the terms of an appropriate exemptive order issued to the Company by the SEC, and (ii) has complied with the procedures adopted thereunder by the Board of Directors of the Company which may, pursuant to authority granted by the Company, be supplemented by interpretive guidelines of the Manager, in either event only to the extent that the Manager has supplied the Sub-Adviser with a copy of such exemptive order or procedures. The Manager shall promptly notify the Sub-Adviser of any parties with whom engaging in a transaction for the Portfolio would result in a violation of the 1940 Act.

              5. REPORTS AND INFORMATION TO BE PROVIDED BY THE SUB-ADVISER. The Sub-Adviser shall furnish such information and reports relating to the Portfolio, its holding and transactions involving Portfolio securities as the Manager, the Company, and/or the Company's directors may reasonably require to fulfill its or their legal responsibilities or to meet regulatory requirements or discharge other duties they may have. Among the subjects of the reports and information to be provided by the Sub-Adviser are the following:

              (a) Information reasonably required by the Manager to determine the Company's and Portfolio's compliance with the 1940 Act, the Advisers Act, the Internal

              Revenue Code, applicable federal and state securities and insurance laws and other applicable laws and regulations or regulatory and taxing authorities in the United States and other relevant countries;

              (b) Information reasonably required by the Manager to meet the accounting and operational requirements of the Portfolio. Specific examples of the types of reports and information that will be needed by the Manager and the Company are set forth in Exhibit A, attached hereto;

              (c) Information reasonably required by the Manager to satisfy its reporting obligations to the Company arising from the Investment Advisory Agreement between the Manager and the Company;

              (d) Information reasonably required by the Manager to determine the Sub-Adviser's compliance with Rule 17j-I under the 1940 Act with respect to the Sub-Adviser's activities on behalf of the Portfolio; and

               (e) Information reasonably necessary to respond to specific inquiries from the Company's management and/or Board of Directors.

              6. NON-EXCLUSIVE SERVICES, CONFLICTS OF INTEREST, MATERIAL NONPUBLIC INFORMATION AND USE OF NAME.

              6.1 The Manager understands that the Sub-Adviser and its affiliates may furnish investment management and advisory services to others, and that the Sub-Adviser and its affiliates shall be at all times free, in their discretion, to make recommendations to, and investments for, others which may or may not correspond to investments made for the Portfolio. The Manager further understands that the Sub-Adviser, its affiliates, and any officer, director, stockholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Sub-Adviser effects for the Portfolio. Actions taken by the Sub-Adviser on behalf of the Portfolio may be the same as, or different from, actions taken by the Sub-Adviser on its own behalf or for others or from actions taken by the Sub-Adviser's affiliates, officers, directors, partners, employees of the Sub-Adviser or its affiliates, or the family members of such persons or other investors. The Sub-Adviser represents that it has in effect a code of ethics that complies with Rule 17j-1 under the 1940 Act and has procedures in place that, taken together, provide reasonable enforcement of the Code's provisions. Similarly, the Sub-Adviser represents that, with respect to the use of nonmaterial nonpublic information, it has complied, and will continue to comply, with Section 204A of the Investment Advisers Act of 1940, as amended ("Adviser Act") and any rules thereunder.

              6.2 The Manager recognizes that from time to time directors, officers, and employees of the Sub-Adviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that the Sub-Adviser or its affiliates may enter into investment advisory, administration or other agreements with such entities. If the Sub-Adviser ceases to act as the Portfolio's sub-adviser pursuant to the Investment Sub-AdvisoryAgreement, the Manager agrees that, at the Sub-Adviser's request, it will cause the Company to take all necessary action to change the name of the Portfolio to a name not including "Dreyfus" in any form or combination of words.

              7.  DISCLOSURE OF INFORMATION AND CONFIDENTIALITY

              7.1 The Sub-Adviser and the Manager, either during or after the termination of this Agreement, are authorized with respect to matters arising out of this Agreement to make any disclosures and/or participate in any conduct required by any applicable law, rule, regulation, self-regulating organization, investment exchange or any other body having regulatory or enforcement responsibility with respect to any investment business conducted by the Sub-Adviser on behalf of the Portfolio.

              7.2 Subject to paragraph 7.1 above, the Sub-Adviser agrees that all information which has or will come into its possession or knowledge concerning the Portfolio or its investments in connection with this Agreement shall be held by the Sub-Adviser in confidence. The Sub-Adviser shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to the directors, officers or employees of the Sub-Adviser or its affiliated firms or of any third party appointed pursuant to this Agreement requiring such information and shall not disclose such information to any other person without the written consent of the Company; provided, however, that to the extent the investments for the Portfolio are similar to investments for other clients of the Sub-Adviser, the Sub-Adviser may disclose such investments without direct reference to the Portfolio. The Sub-Adviser may also include the name of the Portfolio in a representative client list.

              7.3 Subject to paragraph 7.1 above, the Manager agrees that all information which has or will come into its possession or knowledge concerning the operations and procedures of the Sub-Adviser shall be held by the Manager in confidence. The Manager shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to its directors, officers or employees or those of its affiliated firms or the Company and shall not disclose such information to any other person without the written consent of the Sub-Adviser.

              7.4 Each party hereto agrees not to refer to the other party or its affiliates in any advertisement (including those or relating to the Company or the Portfolio) or other marketing materials without the prior written consent of such party. However, the parties hereto agree that they may reference one another as necessary in regulatory and other legal filings. Further, the parties agree that they will not unreasonably withhold permission to use their names or otherwise reference them in materials used to describe the Portfolio and/or the Company.

              8. DEALINGS WITH THE CUSTODIAN. The Manager shall notify the Sub-Adviser of the appointment of the custodian(s) ("Custodian") for all or any portion of the Portfolio's assets, shall provide the Sub-Adviser with a true and complete copy of each agreement with the Custodian that deals with the Portfolio's assets ("Custodian Agreement"), and shall provide the Sub-Adviser with the names of persons authorized to act on behalf of the Custodian and such other information as the Sub-Adviser shall reasonably require. The Sub-Adviser agrees to give instructions in accordance with the terms of the applicable Custodian Agreements. The Manager agrees to provide promptly to the Sub-Adviser a copy of all relevant Custodian Agreements, and all changes made to such documents.

              9. DELEGATION OF THE SUB-ADVISER'S RESPONSIBILITIES. The Sub-Adviser may not delegate its investment advisory responsibilities as Sub-Adviser to the Portfolio. However, the Sub-Adviser may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing the Sub-Adviser, the Manager or the Portfolio with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to the Manager or the Portfolio, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser. The Sub-Adviser's acquisition of information, advice or assistant pursuant to this paragraph shall be at the sub-Adviser's own expense and shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

              10. COMPENSATION. For the services to be rendered under this Agreement and the facilities to be furnished, the Manager shall pay to the Sub-Adviser a monthly management fee as specified in Schedule A of this Agreement. (If an IDEX Dreyfus Mid Cap fund is established, the fees payable to Dreyfus with respect to the WRL Dreyfus Mid Cap portfolio will be based upon the average daily net assets, on a combined basis, of both the IDEX Dreyfus Mid Cap fund and WRL Dreyfus Mid Cap portfolio.) The monthly management fee shall be paid to the Sub-Adviser not later than the tenth business day of the month following the month in which such services were rendered and shall be based upon the average net asset values of all the issued and outstanding shares of the Portfolio as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus of the Portfolio. Payments of the monthly management fee will be accompanied by documentation that verifies the calculation of such fee. If the management of the Portfolio by the Sub-Adviser commences or terminates at any time other than the beginning or end of a month, the management fee shall be prorated for that portion of such month during which this Agreement was in force. Payment of the monthly management fee shall be transmitted by wire from the Manager to the Sub-Adviser's account as follows:

                           The Bank of New York
                           ABA 02100018
                           For the Account of The Dreyfus Corporation
                           Account #  8540021679

              11. REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents and agrees that:

              (a) The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, the Internal Revenue Code, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. The Sub-Adviser will immediately notify the Manager if it becomes aware of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable law or regulation.

              (b) The Sub-Adviser will maintain, keep current and accurate, and preserve all records with respect to the Portfolio as are required of it under the Adviser Act and the 1940 Act, in the manner pvodided by such Acts and the rules thereunder. The Sub-Adviser agrees that such records are the property of the Company, and following termination of this Agreement will be surrendered to the Company promptly upon request except to the extent that they are required to be retained by the Sub-Adviser under applicable law. Further, such records shall be open to inspection by the Company. The Sub-Adviser will also assure that the Company will have the same access as the Sub-Adviser has to records relating to the Portfolio that are held by relevant third parties. Such inspections will be at reasonable times during business hours and only upon reasonable notice of the Company's desire to make an inspection.

              (c) The Sub-Adviser agrees to advise the Manager of any internal developments, such as the reassignments of a portfolio manager, that would require Prospectus disclosure and to provide any necessary information related to such developments.

              (d) The Sub-Adviser has provided the Manager and the Company with a copy of its most recent and complete Form ADV and will promptly furnish them with copies of any material amendments to the Form.

              (e) The Sub-Adviser shall furnish the Manager with a certificate, signed by a duly authorized officer of the Sub-Adviser that designates the officers or employees of the Sub-Adviser having authority to act for and on behalf of the Sub-Adviser in connection with this Agreement. The Sub-Adviser agrees that, until such time as the Manager is otherwise informed in writing by a duly authorized officer of the Sub-Adviser, the Manager shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Manager in good faith to be given by an authorized representative of the Sub-Adviser.

         12. REPRESENTATIONS OF THE MANAGER. The Manager represents and agrees that:

              (a) The Manager is registered as an "investment adviser" under the Adviser Act and has provided to the Sub-Adviser a copy of its most recent and complete Form ADV, along with a copy of the Advisory Agreement and the current Company Prospectus regarding the Portfolio. After any amendment to the documents referenced in this paragraph, the Manager will promptly furnish a copy of such amended document to the Sb-Adviser. In addition, the Manager will provide the Sub-Adviser with notice of proposed changes in the Prospectus and the opportunity to review and comment upon such changes before they are finalized, wherever possible.

              (b) Subject to the Sub-Advisers performance under this Agreement in accordance with its terms, the Manager and the Company are currently in material compliance and shall at all times continue to be in material compliance with the relevant requirements of the Adviser Act, the 1940 Act, all applicable state securities and insurance laws, and the rules thereunder, as they pertain to the Portfolio.

              (c) The Manager shall furnish the Sub-Adviser with a certificate, signed by a duly authorized officer of the Manager that designates the officers or employees of the Manager having authority to act for and on behalf of the Manager in connection with this Agreement. The Manager agrees that, until such time as the Sub-Adviser is otherwise informed in writing by a duly authorized officer of the Manager, the Sub-Adviser shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Sub-Adviser in good faith to be given by an authorized representative of the Manager.

         13.  LIABILITY, INDEMNIFICATION AND FORCE MAJEURE.

             13.1 The Sub-Adviser, its affiliated firms or its or their employees, officers, or directors will not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager, the Company, or the Portfolio or its shareholders, in connection with the performance of their duties under this Agreement, except for loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

              13.2 The Manager shall indemnify the Sub-Adviser against all claims which may be made against the Sub-Adviser in connection with the exercise of the powers and discretions conferred upon it pursuant to this Agreement, including reasonable attorneys' fees incurred in connection with any such claim, EXCEPT insofar as such claims allege or are the result of the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their violation of applicable law. Conversely, the Sub-Adviser shall indemnify the Manager and the Company against all claims alleging or resulting from the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their violation of applicable law, including reasonable attorneys' fees incurred in connection with any such claim.

              13.3 Neither party shall be held responsible for their non-performance of any of their obligations under this Agreement by reason of any cause beyond their control, including any breakdown or failure of transmission, communication or computer facilities, postal or other strikes or similar industrial action and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

         14.  TERM, RENEWAL AND TERMINATION

              14.1 This Agreement shall, with respect to the Portfolio, become effective as of the date first above written and shall remain in force for two years thereafter, and for successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a majority of the Directors of the Company or (2) a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, provided that in either event its continuance is also approved by a majority of the Company's Directors who are not "interested persons" of any party to the Agreement by vote cast in person at a meeting calling for the purpose of voting on such approval. It shall be the duty of the Directors of the Company to request and evaluate, and the duty of the Manager and Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any renewal hereof.

              14.2 This Agreement may be terminated with respect to the Portfolio at any time without the payment of any penalty by the Portfolio (1) on sixty (60) days' written notice to the Manager and the Sub-Adviser, by a vote of a majority of the Board of Directors of the Company, by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or per the terms of the exemptive order - Release No. 23379 dated August 5, 1998 under Section 6(c) of the 1940 Act granting an exemption from Section 15(a) of the Act and Rule 18f-2 thereunder; or (2) by the Sub-Adviser on 60 days' written notice to the Manager and the Company.

              14.3 This Agreement shall automatically terminate in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

              14.4 Upon the Manager's receipt or service of any notice given by or to the Company concerning the termination of the Manager's appointment as the investment adviser to the Company, the Manager shall immediately forward a copy of such notice to the Sub-Adviser and the Sub-Adviser's appointment under this Agreement shall terminate on the same date as the termination of the Manager's appointment.

              15. AMENDMENT. No material amendment to or modification of this Agreement shall be effective unless and until it is set forth in a written amendment by the Manager and the Sub-Adviser and, if required by the 1940 Act and the terms of any exemptive relief applicable to the Company, approved by the Board of Directors of the Company and/or by the vote of a majority of the outstanding shares of the Portfolio, as defined in the 1940 Act.

              16. AUTHORITY AND ENFORCEABILITY.

              16.1 Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and peform this Agreement and that such actions do not conflict with or violate any provision of law, rule, regulation, other legal requirement, contract or other instrument to which it is a party or to which it is subject and that this Agreement constitutes a valid and binding obligation, inuring to the benefit of the Manager and the Sub-Adviser and their respective successors, enforceable in accordance with its terms.

              16.2 If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be deemed to be replaced with a valid and enforceable provision that most closely reflects the intention of the parties.

              17. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of New York.

              18. NOTICES. All notices hereunder shall be in writing and shall be delivered in person or by certified mail (return receipt requested) to the parties at the addresses set forth below:

              If to the Manager:            WRL Investment Management, Inc.
                                            570 Carillon Parkway
                                            St. Petersburg, FL 33716
                                            Attn:  Thomas E. Pierpan, Esq.

              If to the Sub-Adviser:        The Dreyfus Corporation
                                            200 Park Avenue
                                            New York, NY  10166
                                            Fax #:  212-922-6880
                                            Attn:  General Counsel

              or such other name or address as may be given in writing to the other party.

              Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by certified mail, on the date on which such notice is received.

              19. EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers.

              WRL INVESTMENT MANAGEMENT, INC.

              By:
                  Name:  John R. Kenney
                  Title: Chairman, Director & President

                  THE DREYFUS CORPORATION

                  By:
                  Name:

                  Title:

Sub-Advisory Agreement
                                   SCHEDULE A

                                SUB-ADVISORY FEE

------------------------------------- ----------------------------------- -----------------------------------
                    PORTFOLIO                        ANNUAL PERCENTAGE                    TERMINATION DATE
                                                     OF MONTHLY AVERAGE
                                                      DAILY NET ASSETS
------------------------------------- ----------------------------------- -----------------------------------
               WRL DREYFUS MID CAP                   0.45% of the first                    April 30, 2001
                                                    $100 million of the
                                                    portfolio's average
                                                     daily net assets;
                                                     0.40% of assets in
                                                       excess of $100
                                                    million (from first
                                                          dollar)*
------------------------------------- ----------------------------------- -----------------------------------

*In the event that an IDEX Dreyfus Mid Cap fund is established, the fees payable for this portfolio will be based upon the average daily net assets, on a combined basis, for both the WRL Dreyfus Mid Cap portfolio and the IDEX Dreyfus Mid Cap fund.

                                    EXHIBIT A

EXAMPLES OF THE ROUTINE ACCOUNTING AND OPERATIONAL INFORMATION AND DOCUMENTATION
        REQUIREMENTS OF THE PORTFOLIO TO BE SATISFIED BY THE SUB-ADVISER

                             The following information is to be provided to:

                                            Investors Bank & Trust Company
                                            200 Clarendon Street
                                            16th Floor
                                            Boston, Massachusetts 02116

                                            FAX:  (617) 330-6033

                                            PHONE:  (617) 330-6700

1. DOCUMENTATION OF TRADES. On a daily basis, via facsimile, a listing of that day's executed trades and copies of the trade tickets for that day's trades. The signature or initials of a duly authorized officer or employee of the Sub-Adviser should be placed on the trade tickets to validate the authenticity of the trading information. With respect to trades for which no DTC affirmation is available, hard copies of broker confirmation for such trades.

2.SECURITY PRICING. On a monthly basis, or more frequently as required under the circumstances, by telephone or facsimile: (i): review with the Company's Fund Accounting Department (the "Department") the prices of the Portfolio's securities, which shall be provided by the Department; (ii) inform the Department of its agreement or disagreement with such prices; and (iii) in any instance where the pricing services utilized by the Department do not provide a price for a security held by the Portfolio, provide the Department with reasonable assistance in determining a price for such security.